Exhibit 99.1

Netlist Reports First Quarter 2023 Results

IRVINE, CALIFORNIA, April 25, 2023 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the first quarter ended April 1, 2023.

“First quarter results reflect the ongoing downturn in the memory market,” said Chief Executive Officer, C.K. Hong. “Demand remains sluggish across the industry, which will continue to impact our product business. The recent unanimous jury verdict against Samsung in the United States District Court awarded Netlist $303 million for Samsung’s willful infringement of five of Netlist’s patents and highlights the critical value of Netlist’s intellectual property for emerging memory technologies.”

Net sales for the first quarter ended April 1, 2023 were $9.0 million, compared to net sales of $50.2 million for the first quarter ended April 2, 2022. Gross profit for the first quarter ended April 1, 2023 was $0.6 million, compared to a gross profit of $3.4 million for the first quarter ended April 2, 2022.

Net loss for the first quarter ended April 1, 2023 was ($15.8) million, or ($0.07) per share, compared to a net loss in the prior year period of ($5.9) million, or ($0.03) per share. These results include stock-based compensation expense of $1.1 million and $0.7 million for the quarters ended April 1, 2023 and April 2, 2022, respectively.

As of April 1, 2023, cash, cash equivalents and restricted cash was $36.6 million, total assets were $55.7 million, working capital was $22.0 million, total debt was $0.3 million, and stockholders’ equity was $23.3 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, April 25, 2023 at 12:00 p.m. Eastern Time to review Netlist’s results for the first quarter ended April 1, 2023. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance memory solutions to enterprise customers in diverse industries. The Company's products are available in various capacities and form factors and its line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks that Samsung will appeal the jury verdict, which could cause a lengthy delay in Netlist's ability to collect the damage award or overturn the verdict or reduce the damages award; risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns and/or shutdowns. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on February 28, 2023, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:
The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	April 1,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$34,470	$25,011
Restricted cash	2,100	18,600
Accounts receivable, net	5,942	8,242
Inventories	8,959	10,686
Prepaid expenses and other current assets	1,045	1,308
Total current assets	52,516	63,847

Property and equipment, net	1,039	1,138
Operating lease right-of-use assets	1,877	2,043
Other assets	297	295
Total assets	$55,729	$67,323

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,370	$28,468
Revolving line of credit	-	4,935
Accrued payroll and related liabilities	1,272	1,588
Accrued expenses and other current liabilities	2,623	2,635
Long-term debt due within one year	301	447
Total current liabilities	30,566	38,073
Operating lease liabilities	1,615	1,744
Other liabilities	217	270
Total liabilities	32,398	40,087

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	239	233
Additional paid-in capital	262,305	250,428
Accumulated deficit	(239,213)	(223,425)
Total stockholders' equity	23,331	27,236
Total liabilities and stockholders' equity	$55,729	$67,323

Netlist, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	April 1,	April 2,
	2023	2022
Net sales	$9,021	$50,200
Cost of sales(1)	8,461	46,837
Gross profit	560	3,363
Operating expenses:
Research and development(1)	2,301	2,457
Intellectual property legal fees	11,070	2,826
Selling, general and administrative(1)	3,030	3,938
Total operating expenses	16,401	9,221
Operating loss	(15,841)	(5,858)
Other income (expense), net:
Interest income (expense), net	56	(11)
Other expense, net	(3)	(2)
Total other income (expense), net	53	(13)
Loss before provision for income taxes	(15,788)	(5,871)
Provision for income taxes	—	1
Net loss	$(15,788)	$(5,872)

Loss per common share:
Basic and diluted	$(0.07)	$(0.03)
Weighted-average common shares outstanding:
Basic and diluted	235,121	230,546

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$18	$3
Research and development	274	176
Selling, general and administrative	785	503
Total stock-based compensation	$1,077	$682